Exhibit 99.1 News Release

For Immediate Release
News Announcement
CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Oil-Dri Announces Second Quarter And Six-Month Results

CHICAGO – (March 10, 2011) – Oil-Dri Corporation of America (NYSE: ODC) today announced net sales for the second quarter of $57,201,000, a 5% increase compared with net sales of $54,734,000 for the same quarter of the previous year.  Net income for the second quarter was $1,777,000, or $0.25 per diluted share, a 19% decrease compared with net income of $2,262,000, or $0.31 per diluted share, in the same quarter one year ago.

Net sales for the six-month period were $113,486,000, a 5% increase compared with net sales of $108,138,000 in the same period one year ago.  The Company reported net income for the six-month period of $4,296,000, or $0.60 per diluted share, a 2% decrease compared with net income of $4,456,000, or $0.61 per diluted share, in the same period one year ago.

Second Quarter Review
President and Chief Executive Officer Daniel S. Jaffee said, “This quarter’s net sales reflect increased shipments of scoopable cat litter, industrial floor absorbents, fluids purification and animal health products.  In spite of increased sales of higher margin products, higher costs put pressure on our quarterly gross margins resulting in reduced net income compared with the same quarter in the previous year.  These costs included higher freight, packaging and materials, employee benefits costs for health care, as well as increased spending for new product market research and advertising.  Our foreign subsidiaries’ results also negatively impacted the quarter and six month period.  We are disappointed with these results and are working diligently to raise our prices to offset the external cost increases we have experienced.”

Business Review
Net sales for the Company’s Business to Business Products Group in the second quarter were $17,981,000 and group income was $4,513,000.  Net sales for the six-month period were $37,026,000 and group income was $9,801,000.   The Group primarily benefited from increased sales and unit volume of fluids purification and animal health products to foreign markets.  These gains were partially offset by net sales and unit volume declines of agricultural chemical carriers and co-packaged products.  Higher operating costs for freight, materials and packaging negatively impacted the Group’s gross margins in the quarter.

Net sales for the Company’s Retail and Wholesale Products Group in the second quarter were $39,220,000 and group income was $2,600,000.  Net sales for the six-month period were $76,460,000 and group income was $5,666,000.  Net sales and unit volume were up for branded cat litters, industrial absorbents and sports turf products. The Group continued to benefit from increased unit volume of branded cat litter to a major customer.  Unit volume and price increases of industrial and sports products also helped to bolster net sales for the Group during the quarter.  Higher operating costs for freight, materials and packaging, negatively impacted the Group’s gross margins in the quarter.

Financial Review
Cash, cash equivalents and short-term investments at January 31, 2011 totaled $40,657,000.  Capital expenditures for the fiscal year totaled $4,773,000, which was $591,000 more than the fiscal year’s depreciation and amortization of $4,182,000.

On December 14, 2010, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.16 per share of outstanding Common Stock and $0.12 per share of outstanding Class B Stock.  The dividends will be paid on March 11, 2011 to stockholders of record at the close of business on February 25, 2011.

At the end of the second quarter, the annualized dividend yield on the Company’s Common Stock was 3.4%, based on the quarter’s stock closing price of $19.08 per share and the latest cash quarterly dividend of $0.16.  The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past seven years.

During the second quarter, the Company repurchased 78,848 shares of Common Stock at an average price of $21.35 per share.  At the end of the second quarter, the Company’s repurchase authorization had 131,095 shares of Common Stock remaining.

Looking Forward
Jaffee continued, “We are pleased with the continued increase of distribution of our Cat’s Pride cat litter to a major customer.  While the new store count remains materially reduced from the store count at the end of fiscal 2009, we are focused on managing this business profitably as we regain distribution points.  We recently received product registration of Calibrin-A enterosorbents in a major international market and are optimistic about growth in that area.

 “In the second half of the fiscal year we expect to see increased capital expenditures for new product initiatives.  We also are focused on managing operational costs as we have seen aggressive increases in freight, packaging and materials in the past quarter.”

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The Company will offer a live webcast of the second quarter earnings teleconference on March 11, 2011 from 10:00 a.m. to 10:30 a.m., Chicago Time.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Cat’s Pride is a registered trademark of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)
	Second Quarter Ended January 31,
	2011	% of Sales	2010	% of Sales
Net Sales	$57,201	100.0%	$54,734	100.0%
Cost of Sales	(44,709)	78.2%	(42,064)	76.9%
Gross Profit	12,492	21.8%	12,670	23.1%
Operating Expenses	(9,438)	16.5%	(9,187)	16.8%

Operating Income `	3,054	5.3%	3,483	6.4%
Interest Expense	(534)	0.9%	(341)	0.6%
Other Income	34	0.1%	79	0.1%

Income Before Income Taxes	2,554	4.5%	3,221	5.9%
Income Taxes	(777)	1.4%	(959)	1.8%
Net Income	$1,777	3.1%	$2,262	4.1%

Net Income Per Share:
Basic Common	$0.27		$0.34
Basic Class B Common	$0.20		$0.26
Diluted	$0.25		$0.31

Average Shares Outstanding:
Basic Common	5,079		5,206
Basic Class B Common	1,908		1,890
Diluted	7,097		7,269

	Six Months Ended January 31,
	2011	% of Sales	2010	% of Sales
Net Sales	$113,486	100.0%	$108,138	100.0%
Cost of Sales	(87,786)	77.4%	(83,145)	76.9%
Gross Profit	25,700	22.6%	24,993	23.1%
Operating Expenses	(18,824)	16.6%	(18,158)	16.8%

Operating Income	6,876	6.1%	6,835	6.3%
Interest Expense	(945)	0.8%	(715)	0.7%
Other Income	103	0.1%	156	0.1%

Income Before Income Taxes	6,034	5.3%	6,276	5.8%
Income Taxes	(1,738)	1.5%	(1,820)	1.7%
Net Income	$4,296	3.8%	$4,456	4.1%

Net Income Per Share:
Basic Common	$0.65		$0.67
Basic Class B Common	$0.49		$0.50
Diluted	$0.60		$0.61

Average Shares Outstanding:
Basic Common	5,082		5,200
Basic Class B Common	1,902		1,885
Diluted	7,112		7,259

O I L - D R I C O R P O R A T I O N O F A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of January 31,
		2011	2010

Current Assets
Cash and Cash Equivalents		$19,282	$20,864
Investment in Short-term Securities		21,375	5,999
Accounts Receivable, net		26,976	27,210
Inventories		17,254	16,985
Prepaid Expenses		8,765	6,975
Total Current Assets		93,652	78,033
Property, Plant and Equipment		63,045	60,370
Other Assets		15,364	15,463
Total Assets		$172,061	$153,866

Current Liabilities
Current Maturities of Notes Payable		$4,100	$4,500
Accounts Payable		7,687	5,450
Dividends Payable		1,059	997
Accrued Expenses		14,503	15,053
Total Current Liabilities		27,349	26,000
Long-Term Liabilities
Notes Payable		31,200	16,800
Other Noncurrent Liabilities		21,638	18,819
	Total Long-Term Liabilities	52,838	35,619
Stockholders' Equity		91,874	92,247
Total Liabilities and Stockholders' Equity		$172,061	$153,866

Book Value Per Share Outstanding		$13.15	$13.02

Acquisitions of
Property, Plant and Equipment	Second Quarter	$3,135	$3,491
	Year to Date	$4,773	$4,818
Depreciation and Amortization Charges	Second Quarter	$2,128	$1,822
	Year to Date	$4,182	$3,711

O I L - D R I C O R P O R A T I O N O F A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Six Months Ended
	January 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2011	2010

Net Income	$4,296	$4,456

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	4,182	3,711
Decrease in Accounts Receivable	167	1,842
(Increase) Decrease in Inventories	(1,231)	810
Increase in Accounts Payable	1,468	285
(Decrease) Increase in Accrued Expenses	(2,263)	783
Other	637	1,876
Total Adjustments	2,960	9,307
Net Cash Provided by Operating Activities	7,256	13,763

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(4,773)	(4,818)
Net (Purchases) Dispositions of Investment Securities	(15,525)	2,005
Other	131	337
Net Cash Used in Investing Activities	(20,167)	(2,476)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(1,500)	(200)
Dividends Paid	(2,103)	(1,991)
Purchase of Treasury Stock	(2,194)	(538)
Proceeds from Issuance of Long-Term Debt	18,500	--
Other	814	463
Net Cash Provided by (Used in) Financing Activities	13,517	(2,266)

Effect of exchange rate changes on cash and cash equivalents	(86)	4

Net Increase in Cash and Cash Equivalents	520	9,025
Cash and Cash Equivalents, Beginning of Year	18,762	11,839
Cash and Cash Equivalents, January 31	$19,282	$20,864